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                              Exhibits 5 and 23.1

                                                                October 3, 1997

Westinghouse Electric Corporation
11 Stanwix Street
Pittsburgh, PA  15222

                     Re: Westinghouse Electric Corporation
                         Common Stock, $1.00 par value
                                 131,868 shares

             The Gaylord Entertainment Company Amended and Restated
                    1993 Stock Option and Incentive Plan and
                 The Gaylord Entertainment Company Amended and
                 Restated 1991 Stock Option and Incentive Plan
                                 (the "Plans")

Ladies and Gentlemen:

         This opinion is being submitted in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, in respect of 131,868 shares of the Common Stock, par value $1.00 per share (the "Common Stock") of Westinghouse Electric Corporation (the "Company").

         I have examined and am familiar with the Restated Articles and the By-laws, both as amended, of the Company, a Pennsylvania corporation. I am of the opinion that the Company is a duly organized and validly existing corporation under the laws of the Commonwealth of Pennsylvania.

         I am further of the opinion that the corporate proceedings to authorize the issuance of 131,868 shares of Common Stock for use under the Plans have been duly taken in accordance with the applicable law, and that said 131,868 shares of Common stock have been duly authorized for issuance.

         In addition, I am of the opinion that the 131,868 shares reserved, when issued as provided in the Plans and the corporate proceedings related thereto, will be legally issued, fully paid and nonassessable.

         I know that I am referred to in the Registration Statement relating to the Common Stock and I hereby consent to such use of my name in such Registration Statement and to the use of this opinion for filing as an exhibit to such Registration Statement as Exhibit 5 thereto.

                                              Very truly yours,


                                              /s/ ANGELINE C. STRAKA
                                              ---------------------------------
                                                  Angeline C. Straka
                                                  Vice President, Secretary
                                                  and Associate General Counsel